Exhibit 99.1
Contact: Michael Sabella
Vice President, Investor Relations
(281) 885-7589

Patterson-UTI Energy Reports Financial Results for the Quarter Ended March 31, 2026

HOUSTON, Texas – April 22, 2026 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the quarter ended March 31, 2026.

First Quarter 2026 Financial Results and Other Key Items
•First Quarter 2026 Total Revenue of $1.1 billion
•First Quarter 2026 Net Loss Attributable to Common Stockholders of $25 million
•First Quarter 2026 Adjusted EBITDA(1) of $205 million
•Declared a quarterly dividend of $0.10 per share, payable on June 15, 2026 to holders of record as of June 1, 2026

Management Commentary

“We delivered another quarter of solid operating results, as our businesses successfully navigated a challenging commodity environment to start the year,” said Andy Hendricks, Chief Executive Officer. “We are pleased with our performance given the macro backdrop earlier this year, with customers operating under budgets that were built around much lower oil price assumptions than what we see today. We continue to prioritize equipment and technology investments that improve demand for our drilling and completion businesses and help manage costs. We expect the benefits of these investments to build over time, particularly as U.S. land drilling and completion activity improves.”

“Looking ahead, geopolitical events have significantly increased the commodity strip for the next several years, and we believe U.S. activity will need to go higher just to hold U.S. onshore oil production steady,” continued Mr. Hendricks. “The second quarter represents a market inflection in response to improved commodity prices. As a result, in our Drilling Services segment we are activating drilling rigs later in the second quarter, and we anticipate reactivating additional rigs in the second half of 2026. In our Completion Services segment, we are close to full utilization across our active fleet, and we are discussing price increases with our customers to more appropriately reflect an increasing demand environment coupled with current high industry utilization.”

“We continue to be excited about the strong free cash flow potential for our company this year,” said Andy Smith, Chief Financial Officer. “Working capital headwinds in the first half of the year typically give way to tailwinds as the year progresses, and we expect this progression to be the same this year. As we continue to assess the outlook for the company under a new commodity price scenario, our corporate priorities remain unchanged; invest in equipment and digital technology that we believe will enhance our long-term sustainable operating advantage, generate strong and sustainable free cash flow, maintain a strong balance sheet, and return capital to our shareholders.”

Drilling Services

First quarter Drilling Services segment revenue totaled $352 million, with adjusted gross profit(2) of $134 million. Our U.S. Contract Drilling operating days totaled 8,301, with an average of 92 rigs working in the quarter. Revenue and adjusted gross profit during the first quarter included approximately $3 million in early termination payments.

Pricing was relatively steady for our U.S. Contract Drilling business. Additionally, we saw a full quarter of benefit for cost reduction measures that were implemented towards the end of 2025.

Completion Services

First quarter Completion Services revenue totaled $680 million, with adjusted gross profit of $98 million.

First quarter activity in our Completion Services segment was impacted by roughly 5 days of disruption from winter storms across nearly our entire fleet. Aside from the associated downtime from the winter storms, utilization of our active equipment remained high, and equipment that can be powered by natural gas was near full utilization.

Drilling Products

First quarter Drilling Products revenue totaled $80 million, with adjusted gross profit of $33 million.

Results in our Drilling Products segment were solid despite some industry headwinds. The segment was impacted by geopolitical events in the Middle East, with the Middle East comprising roughly 10-15% of the segment revenue. Starting late in the quarter, in the Middle East we saw an increase in costs, including personnel and logistics costs, some disruption associated with getting products to location, and a reduction in offshore activity.

Other

First quarter Other revenue totaled $6 million, with adjusted gross profit of $3 million.

Outlook

For the second quarter in Drilling Services, we expect an average U.S. rig count of approximately 90 rigs. We anticipate exiting the quarter at a higher level than the quarterly average, as we reactivate rigs during the second half of the quarter—resulting in an exit rate near our highest activity level so far this year. We expect adjusted gross profit in the Drilling Services segment of approximately $130 million. This outlook includes approximately $5 million of rig reactivation costs, with minimal second-quarter revenue expected from those rigs.

In our Completion Services segment for the second quarter, we expect adjusted gross profit to be approximately $105 million, with continued high utilization of our active equipment. We will continue to prioritize investments that high-grade our assets with technologies that we believe will generate attractive long-term returns, versus investing to extend the life of diesel equipment.

In our Drilling Products segment for the second quarter, we expect adjusted gross profit will decline slightly compared to the first quarter. We expect lower activity in Canada with normal seasonal spring breakup, as well as an increase in international costs, particularly in the Middle East.

We expect Other adjusted gross profit in the second quarter to be approximately $5 million.

For the second quarter, we expect general and administrative expense to be approximately $67 million, and we expect depreciation, depletion, amortization, and impairment expense of approximately $220 million.

All references to “per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

First Quarter Earnings Conference Call

The Company’s quarterly conference call to discuss the operating results for the quarter ended March 31, 2026, is scheduled for April 23, 2026, at 9:00 a.m. Central Time. The dial-in information for participants is (800) 715-9871 (Domestic) and (646) 307-1963 (International). The conference ID for both numbers is 5526772. The call is also being webcast and can be accessed through the Investor Relations section of the Company’s website at investor.patenergy.com. A replay of the conference call will be on the Company’s website for two weeks.

About Patterson-UTI

Patterson-UTI is a leading provider of drilling and completion services to oil and natural gas exploration and production companies in the United States and other select countries, including contract drilling services, integrated well completion services and directional drilling services in the United States, and specialized bit solutions in the United States, Middle East and many other regions around the world. For more information, visit www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI's current beliefs, expectations or intentions regarding future events. Words such as “anticipate,” “believe,” “budgeted,” "continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “pursue,” “see,” “should,” “strategy,” “target,” or “will,” and similar expressions are intended to identify such forward-looking statements. The statements in this press release that are not historical statements, including, without limitation, statements regarding Patterson-UTI's future expectations, beliefs, plans, strategy, objectives, financial conditions, operations outlook, assumptions or future events or performance, activity levels, active rig count projections, contract terms, capex spending and budgets, future cash flow, future use of generated cash flow, customer demand, future commodity prices, outlook for international and domestic markets, and timing and amount of dividends, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI's control, which could cause actual results to differ materially from the results expressed or implied by the statements. For information regarding risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and other disclosures in Patterson-UTI’s SEC filings, including but not limited to its Annual Report on Form 10‑K and Quarterly Reports on Form 10‑Q.

Additional information concerning risks and uncertainties associated with Patterson-UTI’s business is contained from time to time in Patterson-UTI's SEC filings. Patterson-UTI's filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI's website at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.

Non-GAAP Financial Measures

(1) Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is not defined by GAAP. See Non-GAAP Financial Measures below for a reconciliation of net income to Adjusted EBITDA.

(2) Adjusted gross profit is considered a non-GAAP financial measure. See Non-GAAP Financial Measures below for a reconciliation of GAAP gross profit to adjusted gross profit by segment.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$337,244	$420,642
Accounts receivable, net	742,379	723,277
Inventory	150,592	160,280
Other current assets	92,057	113,892
Total current assets	1,322,272	1,418,091
Property and equipment, net	2,627,928	2,711,037
Goodwill	487,388	487,388
Intangible assets, net	784,217	814,810
Other assets	138,714	139,140
Total assets	$5,360,519	$5,570,466
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$442,423	$470,782
Accrued liabilities	256,326	366,488
Other current liabilities	21,502	26,372
Total current liabilities	720,251	863,642
Long-term debt, net	1,221,363	1,221,038
Deferred tax liabilities, net	212,032	215,818
Other liabilities	41,170	45,253
Total liabilities	2,194,816	2,345,751
Stockholders’ equity:
Stockholders’ equity attributable to controlling interests	3,159,375	3,218,538
Noncontrolling interest	6,328	6,177
Total equity	3,165,703	3,224,715
Total liabilities and stockholders’ equity	$5,360,519	$5,570,466

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
REVENUES	$1,117,331	$1,150,813	$1,280,537
COSTS AND EXPENSES:
Direct operating costs	849,155	871,892	961,414
Depreciation, depletion, amortization and impairment	218,394	220,942	231,866
General and administrative	68,763	62,058	66,930
Other operating expense (income), net	(4,664)	(3,844)	3,382

Total operating costs and expenses	1,131,648	1,151,048	1,263,592

OPERATING INCOME (LOSS)	(14,317)	(235)	16,945

OTHER INCOME (EXPENSE):
Interest income	2,765	2,433	1,464
Interest expense, net of amount capitalized	(17,485)	(17,678)	(17,697)
Other income (expense)	965	354	1,968

Total other income (expense)	(13,755)	(14,891)	(14,265)

INCOME (LOSS) BEFORE INCOME TAXES	(28,072)	(15,126)	2,680

INCOME TAX EXPENSE (BENEFIT)	(3,596)	(5,929)	1,390

NET INCOME (LOSS)	(24,476)	(9,197)	1,290

NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	151	(103)	285

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(24,627)	$(9,094)	$1,005

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE:
Basic	$(0.06)	$(0.02)	$0.00
Diluted	$(0.06)	$(0.02)	$0.00
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	379,587	379,243	386,521
Diluted	379,587	379,243	387,044
CASH DIVIDENDS PER COMMON SHARE	$0.10	$0.08	$0.08

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended
	March 31,
	2026	2025
Cash flows from operating activities:
Net income (loss)	$(24,476)	$1,290
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and impairment	218,394	231,866
Deferred income tax expense (benefit)	(3,792)	359
Stock-based compensation	4,412	12,289
Net (gain) loss on asset disposals	1,861	(709)
Other	(1,600)	(166)
Changes in operating assets and liabilities	(130,941)	(36,788)
Net cash provided by operating activities	63,858	208,141

Cash flows from investing activities:
Purchases of property and equipment	(116,628)	(161,831)
Proceeds from disposal of assets, including insurance recoveries	12,220	4,380
Other	(1,618)	(7,053)
Net cash used in investing activities	(106,026)	(164,504)

Cash flows from financing activities:
Purchases of treasury stock	(350)	(20,295)
Dividends paid	(37,960)	(30,877)
Payments of finance leases	(1,959)	(2,632)
Other	—	(5,069)
Net cash used in financing activities	(40,269)	(58,873)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(961)	(853)
Net change in cash, cash equivalents and restricted cash	(83,398)	(16,089)
Cash, cash equivalents and restricted cash at beginning of period	420,642	241,293
Cash, cash equivalents and restricted cash at end of period	$337,244	$225,204

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Drilling Services
Revenues	$351,717	$360,777	$412,860
Direct operating costs	$217,861	$228,426	$247,629
Adjusted gross profit (1)	$133,856	$132,351	$165,231
Depreciation, amortization and impairment	$83,944	$85,044	$84,972
General and administrative	$7,097	$4,013	$3,945
Other operating expense (income), net	$(1,488)	$298	$—
Operating income (loss)	$44,303	$42,996	$76,314

Operating days – U.S. (2)	8,301	8,596	9,573

Capital expenditures	$54,421	$61,194	$73,458

Completion Services
Revenues	$679,587	$701,560	$766,080
Direct operating costs	$581,486	$590,657	$657,681
Adjusted gross profit (1)	$98,101	$110,903	$108,399
Depreciation, amortization and impairment	$111,472	$110,941	$115,826
General and administrative	$7,330	$9,863	$11,409
Other operating expense (income), net	$—	$(6,300)	$—
Operating income (loss)	$(20,701)	$(3,601)	$(18,836)
Capital expenditures	$45,101	$59,069	$62,173

Drilling Products
Revenues	$79,797	$83,774	$85,663
Direct operating costs	$46,924	$49,590	$46,940
Adjusted gross profit (1)	$32,873	$34,184	$38,723
Depreciation, amortization and impairment	$19,846	$20,515	$22,876
General and administrative	$7,923	$6,911	$9,119
Operating income (loss)	$5,104	$6,758	$6,728
Capital expenditures	$15,842	$14,616	$18,222

Other (3)
Revenues	$6,230	$4,702	$15,934
Direct operating costs	$2,884	$3,219	$9,164
Adjusted gross profit (1)	$3,346	$1,483	$6,770
Depreciation, depletion, amortization and impairment	$1,269	$2,429	$6,336
General and administrative	$2	$1	$204
Operating income (loss)	$2,075	$(947)	$230
Capital expenditures	$1,111	$3,411	$3,596

Corporate
Depreciation	$1,863	$2,013	$1,856
General and administrative	$46,411	$41,270	$42,253
Other operating expense (income), net	$(3,176)	$2,158	$3,382
Capital expenditures	$153	$223	$4,382

Total Capital Expenditures	$116,628	$138,513	$161,831

(1)Adjusted gross profit, which is considered a non-GAAP financial measure, is defined as revenues less direct operating costs (excluding depreciation, depletion, amortization and impairment expense). See Non-GAAP Financial Measures below for a reconciliation of GAAP gross profit to adjusted gross profit by segment.
(2)Operational data relates to our contract drilling business. A rig is considered to be operating if it is earning revenue pursuant to a contract on a given day.
(3)Other includes our oilfield rentals business, prior to its divestiture in April 2025, and oil and natural gas working interests.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Adjusted EBITDA Reconciliations
(unaudited, dollars in thousands)

The following table reconciles Net income (loss) per the information below to Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) as reported on the unaudited Condensed Consolidated Statements of Operations:

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Net income (loss)	$(24,476)	$(9,197)	$1,290
Income tax expense (benefit)	(3,596)	(5,929)	1,390
Net interest expense	14,720	15,245	16,233
Depreciation, depletion, amortization and impairment	218,394	220,942	231,866
Merger and integration expense	—	6	432
Adjusted EBITDA(1)	$205,042	$221,067	$251,211

Total revenues	$1,117,331	$1,150,813	$1,280,537

Adjusted EBITDA by Operating Segment:
Drilling Services	$128,247	$128,040	$161,286
Completion Services	90,771	107,340	96,990
Drilling Products	24,950	27,273	29,604
Other	3,344	1,482	6,566
Corporate	(42,270)	(43,068)	(43,235)
Adjusted EBITDA	$205,042	$221,067	$251,211
(1)Adjusted EBITDA is not defined by accounting principles generally accepted in the United States of America (“GAAP”). We define Adjusted EBITDA as net income (loss) plus income tax expense (benefit), net interest expense, depreciation, depletion, amortization and impairment expense, legal accruals and settlements, impairment of goodwill and merger and integration expense. We present Adjusted EBITDA as a supplemental disclosure because we believe it provides to both management and investors additional information with respect to the performance of our fundamental business activities and a comparison of the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be construed as an alternative to the GAAP measure of net income (loss). Our computations of Adjusted EBITDA may not be the same as similarly titled measures of other companies.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Adjusted Gross Profit Reconciliations
(unaudited, dollars in thousands)

The following table reconciles Adjusted gross profit to gross profit, which we believe is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to Adjusted gross profit:

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Drilling Services
Revenues	$351,717	$360,777	$412,860
Less direct operating costs	(217,861)	(228,426)	(247,629)
Less depreciation, amortization and impairment	(83,944)	(85,044)	(84,972)
GAAP gross profit (loss)	49,912	47,307	80,259
Depreciation, amortization and impairment	83,944	85,044	84,972
Adjusted gross profit (1)	$133,856	$132,351	$165,231

Completion Services
Revenues	$679,587	$701,560	$766,080
Less direct operating costs	(581,486)	(590,657)	(657,681)
Less depreciation, amortization and impairment	(111,472)	(110,941)	(115,826)
GAAP gross profit (loss)	(13,371)	(38)	(7,427)
Depreciation, amortization and impairment	111,472	110,941	115,826
Adjusted gross profit (1)	$98,101	$110,903	$108,399

Drilling Products
Revenues	$79,797	$83,774	$85,663
Less direct operating costs	(46,924)	(49,590)	(46,940)
Less depreciation, amortization and impairment	(19,846)	(20,515)	(22,876)
GAAP gross profit (loss)	13,027	13,669	15,847
Depreciation, amortization and impairment	19,846	20,515	22,876
Adjusted gross profit (1)	$32,873	$34,184	$38,723

Other
Revenues	$6,230	$4,702	$15,934
Less direct operating costs	(2,884)	(3,219)	(9,164)
Less depreciation, depletion, amortization and impairment	(1,269)	(2,429)	(6,336)
GAAP gross profit (loss)	2,077	(946)	434
Depreciation, depletion, amortization and impairment	1,269	2,429	6,336
Adjusted gross profit (1)	$3,346	$1,483	$6,770
(1)Adjusted gross profit is considered a non-GAAP financial measure. We define “Adjusted gross profit” as revenues less direct operating costs (excluding depreciation, depletion, amortization and impairment expense). Adjusted gross profit is included as a supplemental disclosure because it is a useful indicator of our operating performance.